CERTIFICATE OF FORMATION
                                       OF
                           PALMER INN, PRINCETON, LLC

SECRETARY OF STATE
STATE OF NEW JERSEY

         The Undersigned, of the age of eighteen or over, for the purpose of forming a limited liability company pursuant to the provisions of Title 42, Limited Liability Companies, General of New Jersey Statutes, does hereby execute the following Certificate of Formation:

         FIRST: The name of the limited liability company is the PALMER INN, PRINCETON, LLC (the "Company").

         SECOND: The purpose of the Company is to engage in any activity within the purposes for which limited liability companies may be organized under the New Jersey Limited Liability Company Act (the 'Act").

         THIRD: The initial Registered Office of the Company is Ten Washington Street, P.O. Box 806, Morristown, New Jersey 07963-0905. The name of the Company's initial Registered Agent at such address is Anita J. Siegel.

         FOURTH: One corporation will be the initial member of the Company.

         FIFTH The name and address of the individual forming the Company is as follows:

                              Anita J. Siegel, Esq.
                          Schenck, Price, Smith & King
                       10 Washington Street, P.O. Box 905
                        Morristown, New Jersey 07963-0905

         SIXTH: The Company shall dissolve at such time as provided in the operating agreement for the Company.

         SEVENTH: (a) A member or manager of the Company shall not be personally liable to the Company for damages for breach of any duty owed to the Company, except that this provision shall not relieve a member or manager from liability for any breach of duty based upon an act or omission (1) in breach of such person's duty of loyalty to the Company or its members, (2) not in good faith or involving a knowing violation of law, or (3) resulting in receipt by such person of an improper personal benefit.

         (b) The Company shall indemnify an Agent against such agent's expenses and liabilities in connection with any proceeding involving the Agent because the Agent is or was an Agent provided that a judgment or other final adjudication establishes that the acts or omissions of the Agent (1) were not in breach of the Agent's duty of loyalty to the Company, (2) were in good faith or did not involve a knowing violation of law, or (3) did not result in receipt by the agent of an improper personal benefit.

         (c) In the event that any proceeding is settled by means other than a judgment in a court of law, the determination as to whether the Agent's acts or omissions (1) were not in

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breach of the Agent's duty of loyalty to the Company, (2) were in good faith or did not involve a knowing violation of law, or (3) did not result In receipt by the agent of an improper personal benefit, shall be made (i) by the Managers of the Company at a meeting at which is present a quorum, determined without including Managers who were parties to or otherwise involved in the proceeding, acting by a majority vote of Managers who are not parties to or otherwise involved in the proceeding, or if a quorum is not obtainable or even if obtainable and the quorum of the Managers by a majority vote of the disinterested Managers directs (ii) by independent legal counsel designated by the Managers in a written opinion.

         (d) Expenses incurred by an Agent in connection with a proceeding may be paid by the Company in advance of the final disposition of the proceeding if authorized by the Managers upon receipt of an undertaking by or on behalf of the Agent to repay the amount unless it shall ultimately be determined that the agent is entitled to be indemnified as provided herein.

         (e) If the Company has determined that the Agent is not entitled to indemnification as above provided, the Agent may apply to a court for an award of indemnification by the Company as provided in the Act.

         (f) The following words shall have the definitions herein provided:

               (1) "Expenses" means reasonable costs, disbursements and counsel fees;

               (2) "Liabilities" means amounts paid or incurred in satisfaction of settlement, judgments, fines and penalties;

               (3) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

         (4) "Agent" means any person who is or was a manager, member, employee or agent of the Company and any person who is or was a manager, member, employee or agent of any other enterprise, serving as such at the request of the Company, or the legal representative of the manager, member, employee or agent,

         EIGHTH All Company members, managers and agents shall be indemnified to the full extent provided by law. Such indemnification may be funded though insurance or otherwise as authorized by the Managers of the Company.

         IN WITNESS WHEREOF, the undersigned has hereunto signed this Certificate of Formation this 31st day of March, 1999.




                                                 /s/ Anita Siegel
                                                 -----------------------------
                                                     Anita J. Siegel